Exhibit 99.1

GAMING AND LEISURE PROPERTIES, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 RESULTS

- Establishes 2016 First Quarter and Full Year Guidance -
- Increases 2016 First Quarter Dividend to $0.56 per Common Share -

WYOMISSING, PA. — February 4, 2016 — Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (the “Company”), the first gaming-focused REIT in North America, today announced results for the quarter and full year ended December 31, 2015.

Financial Highlights

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except per share data)	2015 Actual	2015 Guidance (1)	2014 Actual	2015 Actual	2015 Guidance (1)	2014 Actual
Net Revenue	$128.7	$145.2	$145.1	$575.1	$591.6	$591.1
Adjusted EBITDA (2)	$109.9	$109.0	$105.1	$440.0	$439.2	$422.5
Net Income	$29.8	$31.0	$30.2	$128.1	$129.3	$138.8
Funds From Operations (3)	$53.7	$54.8	$52.7	$223.8	$224.9	$231.6
Adjusted Funds From Operations (4)	$80.6	$79.5	$75.8	$321.8	$320.6	$307.3

Net income, per diluted common share	$0.25	$0.26	$0.26	$1.08	$1.09	$1.18
FFO, per diluted common share	$0.45	$0.46	$0.45	$1.89	$1.89	$1.97
AFFO, per diluted common share	$0.68	$0.67	$0.65	$2.72	$2.70	$2.61

(1)  The guidance figures in the tables above present the guidance provided on October 29, 2015, for the three months and full year ended December 31, 2015.

(2)  Adjusted EBITDA is net income excluding interest, taxes on income, depreciation, (gains) or losses from sales of property, stock based compensation expense and straight-line rent adjustments.

(3)  Funds from operations (“FFO”) is net income, excluding (gains) or losses from sales of property and real estate depreciation as defined by NAREIT.

(4)  Adjusted funds from operations (“AFFO”) is FFO, excluding stock based compensation expense, debt issuance costs amortization, other depreciation and straight-line rent adjustments, reduced by capital maintenance expenditures.

Gaming and Leisure Properties, Inc. Chief Executive Officer, Peter M. Carlino commented, “Once again, our fourth quarter and full year results reflect the security and stability of our national portfolio of regional gaming assets. Having activated the rent escalator in our Master Lease with Penn National Gaming (NASDAQ: PENN), we are pleased to announce our second consecutive year-end increase to our dividend, which does not reflect the impact of the acquisition of Pinnacle Entertainment’s (NASDAQ: PNK) real estate assets. Our ability to grow the dividend is indicative of the quality of our cash flows and with the increase, our distribution remains well-covered. Finally, we have successfully achieved resolution of our litigation with the owners of the Meadows Racetrack and Casino (“the Meadows”).

Mr. Carlino continued, “We are evaluating offers from third party operators and expect to close on the acquisition of the Meadows in the latter half of 2016. We continue with our effort to complete the acquisition of PNK's real estate assets; to date regulatory approvals related to the PNK transaction have been received from Mississippi and Iowa and requests for approval are pending in Colorado, Indiana, Louisiana, Missouri and Nevada. In addition, the Federal Trade Commission has closed its inquiry into whether the PNK transaction will have any anti-competitive effects. We expect to have a shareholder vote in March 2016. As a result of some gaming jurisdictions requiring their approval to occur after the shareholder vote, the timing of these approvals will result in an expected April close for the PNK transaction. Incorporating this latest information on timing, current market conditions, and current guidance, we expect the Company's pro forma leverage to be 6.0 times post-closing of the PNK transaction and below 6.0 times by the end of 2016. In addition, we estimate that our transaction expenses will be reduced by $67.0 million. These factors yield an expected equity raise of approximately $500.0 million. The completion of these acquisitions will result in a larger Company with increased tenant and geographic diversity, along with higher cash flows. We are focused on leveraging our unique position as the only ‘stand-alone’ gaming-focused REIT with deep management expertise, as we look to grow over the long-term and provide a reliable, attractive dividend to our shareholders.”

Net revenue for the fourth quarter and full year was below guidance as a result of the receipt of a property tax settlement relating to the company's property that is leased to PENN, which GAAP requires a gross up of rental income by the amount of real estate taxes paid by the tenants under triple-net lease structures and also to report an offsetting expense in operating expenses, therefore having no net impact to GLPI's results.

The Company’s fourth quarter 2015 net income as compared to its guidance was impacted by the following:

•	Results from the TRS properties were favorable to guidance by $1.1 million, offset by additional tax of $0.4 million;

•	Income from rental activities was favorable to guidance by $0.7 million as Penn’s Hollywood Casino Columbus and Hollywood Casino Toledo outperformed;

•	Corporate expenses were approximately $1.0 million higher than guidance primarily due to an additional bonus accrual in the fourth quarter and legal expenses;

•	Interest expense was $1.5 million higher than guidance primarily due to the amortization of bridge financing fees relating to the previously announced PNK transaction.

As interest and taxes are added back to added back to net income for purposes of calculating EBITDA they did not impact the variance to forecasted EBITDA, however they did impact the variance to forecasted FFO. Additionally, AFFO was not impacted by the interest expense variance as it was primarily related to the amortization of debt issuance costs, which are added back to net income in calculating AFFO. However AFFO was impacted by $0.4 million of favorable capital maintenance expenditures for the quarter as compared to guidance.

Portfolio Update

GLPI owns approximately 3,106 acres of land and 7.2 million square feet of building space, which was 100% occupied as of December 31, 2015. At the end of the fourth quarter of 2015, the Company owned the real estate associated with 21 casino facilities and leases 18 of these facilities to PENN and one to Casino Queen in East St. Louis, Illinois. Two of the gaming facilities, located in Baton Rouge, Louisiana and Perryville, Maryland, are owned and operated by a subsidiary of GLPI (GLP Holdings, Inc.).

In November 2013, the Company entered into a triple-net lease with PENN, in which substantially all of PENN's former real property assets were leased back to PENN (the “Master Lease”). PENN's rent coverage ratio for the twelve months ended October 31, 2015, was 1:88:1, which included one-time items that if excluded, yet included in the current year escalator, would have resulted in a coverage ratio of 1.84:1.

Capital project expenditures, which totaled $2.5 million for the three months ended December 31, 2015, primarily related to the construction of the new Corporate headquarters. Capital maintenance expenditures at the TRS properties were $0.8 million for the three months ended December 31, 2015.

Balance Sheet Update

The Company had $41.9 million of unrestricted cash on hand and $2.5 billion in total debt, including $300.0 million of debt outstanding under its unsecured credit facility term loan and $190.0 million outstanding under its unsecured credit facility revolver at December 31, 2015.  The Company’s debt structure at December 31, 2015 was as follows:

	As of December 31, 2015
	Interest Rate	Balance
		(in thousands)
Unsecured Term Loan A (1)	1.837%	$300,000
Unsecured $700 Million Revolver (1)	1.834%	190,000
Senior Unsecured Notes Due 2018	4.375%	550,000
Senior Unsecured Notes Due 2020	4.875%	1,000,000
Senior Unsecured Notes Due 2023	5.375%	500,000
Capital Lease	4.780%	1,389
Total long-term debt		2,541,389
Less: unamortized debt issuance costs		(31,048)
Total long-term debt, net of unamortized debt issuance costs		2,510,341
Less: current maturities of long-term debt		(102)
Long-term debt, net of unamortized debt issuance costs and current maturities		$2,510,239

(1)       The margin on the term loan and revolver is Libor plus 1.50%. The Company's credit facility matures on October 28, 2018.

Dividends

On October 28, 2015, the Company’s Board of Directors declared the fourth quarter dividend.  Shareholders of record on December 1, 2015 received $0.545 per common share, which was paid on December 18, 2015.  On January 29, 2016, the Company declared its first quarter 2016 dividend of $0.56 per common share, payable on March 25, 2016 to shareholders of record on February 22, 2016.

Guidance

The table below sets forth current guidance targets for financial results for the 2016 first quarter and full year, based on the following assumptions:

•	Excludes any impact of the acquisition of PNK's real estate assets, which was announced on July 21, 2015 and any impact of the acquisition of the Meadows, which was announced on December 16, 2015.

•	Reported rental income of approximately $443.3 million for the year and $110.5 million for the first quarter, consisting of:

◦
Total cash rental receipts of approximately $453.8 million for the year and $113.2 million for the first quarter, consisting of approximately $443.0 million for the year and $110.5 million for the first quarter from PENN and approximately $14.0 million for the year and $3.5 million for the first quarter from Casino Queen, reduced by approximately $3.2 million for the year and $0.8 million for the first quarter of non-assigned land lease payments made by PENN;

◦	Straight-line rent, which defers cash received and decreases rental income, of approximately $55.8 million for the year and $14.0 million for the first quarter;

◦	Property taxes paid by tenants, which are recognized as rental income, of approximately $45.3 million for the year and $11.3 million for the first quarter;

•	Incremental escalator on the PENN building rent component effective November 1, 2015, which increases 2016 annual rent by $4.2 million;

•
TRS EBITDA of approximately $37.1 million for the year and $10.5 million for the first quarter with capital maintenance expenditures of approximately $3.9 million for the year and $1.0 million for the first quarter;

•	Capital project expenditures of approximately $0.3 million for the year and for the first quarter;

•	Blended income tax rate at the TRS entities of 40%;

•	LIBOR is based on the forward yield curve;

•	Real estate depreciation of approximately $94.6 million for the year and $23.6 million in the first quarter;

•	Non-real estate depreciation of approximately $13.4 million for the year and $3.4 million in the first quarter;

•	Equity-related employee compensation affecting EBITDA includes the following:

◦
Expense of approximately $1.9 million for the year and $0.5 million for the first quarter related to cash-settled equity compensation awards issued pre-spin, which are fully vested by the first quarter of 2017;

◦
Expense of approximately $6.2 million for the year and $2.3 million for the first quarter for payments in lieu of dividends on vested stock options issued pre-spin, which are expected to be paid through October 31, 2016;

•
Equity-related employee compensation that does not affect EBITDA includes non-cash expense of approximately $18.1 million for the year and $4.5 million for the first quarter for restricted stock awards;

•
Interest expense includes approximately $8.1 million for the year and $2.0 million for the first quarter of debt issuance costs amortization for existing debt and $3.5 million for the year and for the first quarter for amortization of fees for the bridge loan related to the PNK transaction;

•
For the purpose of the dividend calculation, AFFO is reduced by approximately $5.6 million for the full year and $1.6 million for the first quarter prior to calculation of the dividend to account for dividends on shares that will be outstanding after options held by employees are exercised;

•
The basic share count is approximately 117.9 million shares for the year and 116.3 million shares for the first quarter and the fully diluted share count is approximately 120.2 million shares for the year and 119.0 million shares for the first quarter; and

	Three Months Ending March 31,		Full Year Ending December 31,
(in millions, except per share data)	2016 Guidance	2015 Actual	2016 Guidance	2015 Actual
Net Revenue	$149.4	$148.7	$591.4	$575.1
Adjusted EBITDA (1)	$113.8	$110.6	$456.5	$440.0
Net Income	$33.4	$33.1	$147.4	$128.1
Funds From Operations (2)	$57.0	$57.1	$242.0	$223.8
Adjusted Funds From Operations (3)	$83.4	$80.0	$337.0	$321.8

Net income, per diluted common share	$0.28	$0.28	$1.23	$1.08
FFO, per diluted common share	$0.48	$0.48	$2.01	$1.89
AFFO, per diluted common share	$0.70	$0.67	$2.80	$2.72

(1)         Adjusted EBITDA is net income excluding interest, taxes on income, depreciation, (gains) or losses from sales of property, stock based compensation expense and straight-line rent adjustments.

(2)         FFO is net income, excluding (gains) or losses from sales of property and real estate depreciation as defined by NAREIT.

(3)         AFFO is FFO, excluding stock based compensation expense, debt issuance costs amortization, other depreciation and straight-line rent adjustments, reduced by capital maintenance expenditures.

Conference Call Details

The Company will hold a conference call on February 4, 2016 at 10:00 a.m. (Eastern Time) to discuss its financial results, current business trends and market conditions.

Webcast

The conference call will be available in the Investor Relations section of the Company's website at www.glpropinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Company’s website.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.
Domestic: 1-877-705-6003
International: 1-201-493-6725

Conference Call Playback:

Domestic: 1-877-870-5176
International: 1-858-384-5517
Passcode: 13628297
The playback can be accessed through February 11, 2016.

Disclosure Regarding Non-GAAP Financial Measures

Funds From Operations (“FFO”), Adjusted Funds From Operations (“AFFO”) and Adjusted EBITDA, which are detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and as internal measures of business operating performance. The Company believes FFO, AFFO, and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of the Company’s current business.  This is especially true since these measures exclude real estate depreciation, and we believe that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time.

FFO, AFFO and Adjusted EBITDA are non-GAAP financial measures, that are considered a supplemental measure for the real estate industry and a supplement to GAAP measures. NAREIT defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding (gains) or losses from sales of property and real estate depreciation.  We have defined AFFO as FFO excluding stock based compensation expense, debt issuance costs amortization, other depreciation and straight-line rent adjustments, reduced by capital maintenance expenditures. Finally, we have defined Adjusted EBITDA as net income excluding interest, taxes on income, depreciation, (gains) or losses from sales of property, stock based compensation expense and straight-line rent adjustments.

FFO, AFFO and Adjusted EBITDA are not recognized terms under GAAP.  Because certain companies do not calculate FFO, AFFO, and Adjusted EBITDA in the same way and certain other companies may not perform such calculation, those measures as used by other companies may not be consistent with the way the Company calculates such measures and should not be considered as alternative measures of operating profit or net income. The Company’s presentation of these measures does not replace the presentation of the Company’s financial results in accordance with GAAP.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI elected to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with the 2014 taxable year and is the first gaming-focused REIT.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing GLPI’s planned acquisitions or projects; GLPI’s ability to enter into definitive agreements with a third party operator for the Meadows Racetrack & Casino; the ultimate timing and outcome of the Company's proposed acquisition of substantially all of the real estate assets of Pinnacle Entertainment, Inc. (“Pinnacle”), including the Company's and Pinnacle's ability to obtain the financing and third party approvals and consents necessary to complete the acquisition; the ultimate outcome and results of integrating the assets to be acquired by the Company in the proposed transaction with Pinnacle; the effects of a transaction between GLPI and Pinnacle on each party, including the post-transaction impact on GLPI's financial condition, operating results, strategy and plans; GLPI's ability to maintain its status as a REIT; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K/A for the year ended December 31, 2014, subsequent Quarterly Reports on Form 10-Q/10-Q/A and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. All subsequent written and oral forward looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur.

Additional Information

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. In connection with the proposed transaction between the Company and Pinnacle, the Company has filed with the SEC a registration statement on Form S-4/A (File No. 333-206649) that includes a preliminary joint proxy statement of the Company and Pinnacle that also constitutes a prospectus of the Company. This communication is not a substitute for the joint proxy statement/prospectus or any other document that the Company or Pinnacle may file with the SEC or send to their shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FORM S-4/A, INCLUDING THE PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS FILED AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC (INCLUDING THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS) IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain free copies of the preliminary joint proxy statement/prospectus and other relevant documents filed by the Company and Pinnacle with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company are available free of charge on the Company’s investor relations website at investors.glpropinc.com or by contacting the Company’s investor relations representative at (203) 682-8211. Copies of the documents filed with the SEC by Pinnacle are available free of charge on Pinnacle’s investor relations website at investors.pnkinc.com or by contacting Pinnacle’s investor relations department at (702) 541-7777.

Certain Information Regarding Participants

The Company and Pinnacle and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Investors may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2014, which was filed with the SEC on November 9, 2015, and its proxy statement for its 2015 Annual Meeting, which was filed with the SEC on April 30, 2015. Investors may obtain information regarding the names, affiliations and interests of Pinnacle’s directors and executive officers in Pinnacle’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 2, 2015, and its proxy statement for its 2015 Annual Meeting, which was filed with the SEC on April 10, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction. Investors should read the definitive joint proxy statement/prospectus carefully and in its entirety when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents at the SEC’s website at www.sec.gov.

Contact

Investor Relations – Gaming and Leisure Properties, Inc.

Brad Cohen
T: 203-682-8211
Email: Brad.Cohen@icrinc.com

Kara Smith
T: 646-277-1211
Email: Kara.Smith@icrinc.com

Bill Clifford
T: 610-401-2900
Email: Bclifford@glpropinc.com

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues
Rental	$98,478	$96,586	$392,075	$386,403
Real estate taxes paid by tenants (1)	(5,021)	13,578	35,050	50,534
Total rental revenue	93,457	110,164	427,125	436,937
Gaming	33,885	33,606	142,310	148,283
Food, beverage and other	2,749	2,687	11,213	11,621
Total revenues	130,091	146,457	580,648	596,841
Less promotional allowances	(1,402)	(1,377)	(5,595)	(5,773)
Net revenues	128,689	145,080	575,053	591,068
Operating expenses
Gaming	18,544	18,762	77,188	82,995
Food, beverage and other	2,097	2,208	8,586	9,734
Real estate taxes (1)	(4,726)	13,946	36,412	52,154
General and administrative (2)	21,123	22,621	85,669	80,836
Depreciation	27,198	27,446	109,783	106,843
Total operating expenses	64,236	84,983	317,638	332,562
Income from operations	64,453	60,097	257,415	258,506

Other income (expenses)
Interest expense	(33,810)	(29,570)	(124,183)	(117,030)
Interest income	571	607	2,332	2,444
Total other expenses	(33,239)	(28,963)	(121,851)	(114,586)

Income from operations before income taxes	31,214	31,134	135,564	143,920
Income tax expense	1,441	932	7,442	5,113
Net income	$29,773	$30,202	$128,122	$138,807

Earnings per common share:
Basic earnings per common share	$0.26	$0.27	$1.12	$1.23
Diluted earnings per common share	$0.25	$0.26	$1.08	$1.18

(1)         According to ASC 605, Revenue Recognition, the Company is required to gross up rental income by the amount of real estate taxes paid by tenants under the triple-net lease structure and also reflect an offsetting expense in operating expenses.

(2)         General and administrative expenses include payroll related expenses, insurance, utilities, supplies and other administrative costs.

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Operations
(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA
	Three Months Ended December 31,		Three Months Ended December 31,
	2015	2014	2015	2014
Real estate	$93,457	$110,164	$101,398	$97,483
GLP Holdings, LLC. (TRS)	35,232	34,916	8,458	7,648
Total	$128,689	$145,080	$109,856	$105,131

	NET REVENUES		ADJUSTED EBITDA
	Year Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Real estate	$427,125	$436,944	$402,913	$386,539
GLP Holdings, LLC. (TRS)	147,928	154,124	37,106	35,955
Total	$575,053	$591,068	$440,019	$422,494

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
General and Administrative Expenses
(in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Real estate general and administrative expenses (1)	$15,285	$16,696	$61,950	$56,852
GLP Holdings, LLC. (TRS) general and administrative expenses	5,838	5,925	23,719	23,984
Total	$21,123	$22,621	$85,669	$80,836

(1)         Includes stock based compensation of $7.4 million and $32.0 million for the three months and year ended December 31, 2015, respectively and $10.3 million and $30.9 million for the three months and year ended December 31, 2014, respectively.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
CONSOLIDATED
(in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income	$29,773	$30,202	$128,122	$138,807
Losses or (gains) from dispositions of property	96	(3)	185	10
Real estate depreciation	23,793	22,545	95,511	92,750
Funds from operations	$53,662	$52,744	$223,818	$231,567
Straight-line rent adjustments	13,956	13,956	55,825	44,877
Other depreciation (1)	3,405	4,901	14,272	14,093
Debt issuance costs amortization	6,286	2,019	14,016	8,057
Stock based compensation	4,153	3,635	16,811	12,258
Maintenance CAPEX (2)	(845)	(1,429)	(2,953)	(3,538)
Adjusted funds from operations	$80,617	$75,826	$321,789	$307,314
Interest, net	33,239	28,963	121,851	114,586
Income tax expense	1,441	932	7,442	5,113
Maintenance CAPEX (2)	845	1,429	2,953	3,538
Debt issuance costs amortization	(6,286)	(2,019)	(14,016)	(8,057)
Adjusted EBITDA	$109,856	$105,131	$440,019	$422,494

(1) Other depreciation includes both real estate and equipment depreciation from the Company's taxable REIT subsidiaries.

(2) Capital maintenance expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
REAL ESTATE and CORPORATE (REIT)
(in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income	$28,137	$29,153	$119,914	$130,580
Losses or (gains) from dispositions of property	96	1	152	(149)
Real estate depreciation	23,793	22,545	95,511	92,750
Funds from operations	$52,026	$51,699	$215,577	$223,181
Straight-line rent adjustments	13,956	13,956	55,825	44,877
Other depreciation (1)	508	1,832	1,913	1,832
Debt issuance costs amortization	6,286	2,019	14,016	8,057
Stock based compensation	4,153	3,635	16,811	12,258
Maintenance CAPEX	—	—	—	—
Adjusted funds from operations	$76,929	$73,141	$304,142	$290,205
Interest, net (2)	30,638	26,359	111,449	104,180
Income tax expense	117	2	1,338	211
Maintenance CAPEX	—	—	—	—
Debt issuance costs amortization	(6,286)	(2,019)	(14,016)	(8,057)
Adjusted EBITDA	$101,398	$97,483	$402,913	$386,539

(1) Other depreciation includes equipment depreciation from the Company's nontaxable REIT subsidiaries.

(2)         Interest expense, net is net of intercompany interest eliminations of $2.6 million and $10.4 million for both the three months and years ended ended December 31, 2015 and 2014.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
GLP HOLDINGS, LLC (TRS)
(in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income	$1,636	$1,049	$8,208	$8,227
Losses or (gains) from dispositions of property	—	(4)	33	159
Real estate depreciation	—	—	—	—
Funds from operations	$1,636	$1,045	$8,241	$8,386
Straight-line rent adjustments	—	—	—	—
Other depreciation (1)	2,897	3,069	12,359	12,261
Debt issuance costs amortization	—	—	—	—
Stock based compensation	—	—	—	—
Maintenance CAPEX (2)	(845)	(1,429)	(2,953)	(3,538)
Adjusted funds from operations	$3,688	$2,685	$17,647	$17,109
Interest, net	2,601	2,604	10,402	10,406
Income tax expense	1,324	930	6,104	4,902
Maintenance CAPEX (2)	845	1,429	2,953	3,538
Debt issuance costs amortization	—	—	—	—
Adjusted EBITDA	$8,458	$7,648	$37,106	$35,955

(1) Other depreciation includes both real estate and equipment depreciation from the Company's taxable REIT subsidiaries.

(2) Capital maintenance expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair.